WEYCO REPORTS THIRD QUARTER SALES AND EARNINGS

(Milwaukee, Wisconsin---October 30, 2007) Weyco Group, Inc. (NASDAQ:WEYS) today announced financial results for the quarter ended September 30, 2007.

Net earnings increased 3.2% to $5,334,000, up from $5,168,000 during the same quarter in 2006. Diluted earnings per share increased to $.45 per share in 2007 from $.43 per share in 2006, an increase of 4.7%. Net sales for the quarter were $58,163,000 compared with $56,085,000 in 2006, an increase of 3.7%.

Net sales in the wholesale division, which include wholesale sales and licensing revenues, were $51,311,000 for the third quarter of 2007 compared with $49,388,000 in 2006. Wholesale sales were $50,503,000 in 2007, up 4.2% from $48,472,000 in 2006. Licensing revenues in 2007 were $807,000 compared with $916,000 in 2006. Sales of the Company’s Stacy Adams and Florsheim brands were up 8.5% and 13.9%, respectively, for the quarter, while sales of the Company’s Nunn Bush brand were down 7.6%.

The increase in overall wholesale and Florsheim sales for the quarter, and reduction in licensing revenues, was due primarily to sales of product in Canada, which had previously been distributed by a third party licensee. The Company began distributing its Florsheim brand in Canada on January 1, 2007. Total Florsheim sales in Canada were $2.0 million for the quarter and $4.3 million for the year. The Company expects Florsheim Canadian sales to be $5.5 - 6 million in 2007. Without the effect of sales of Florsheim in Canada, wholesale sales were flat. Despite the continued struggles of independent shoe and apparel retailers, Stacy Adams was able to generate an increase this quarter in sales through other trade channels. Approximately half of the decrease in Nunn Bush sales this quarter was due to soft sales in Canada, with the other part due to the difficult retail environment in the US.

Retail sales were up 2.3% for the quarter to $6,852,000, from $6,697,000 in 2006, with same store sales flat. The Company now operates 37 retail stores in the United States as compared with 34 in 2006.

Operating earnings were $7,919,000, as compared with $7,855,000 in 2006. Operating earnings as a percent of net sales were 13.6% in 2007, as compared with 14.0% in 2006.

“We feel our flat third quarter sales performance reflected the overall challenges of the current retail environment for men’s footwear,” stated Tom Florsheim, Jr. Chairman and CEO of Weyco Group.

Weyco Group will host a conference call on Wednesday, October 31, 2007, at 11:00 a.m. Eastern Time to discuss the third quarter financial results in more detail. To participate in the call please dial 800-638-5439 or 617-614-3945, referencing passcode #54514629, five minutes before the start of the call. A replay will be available for one week beginning about one hour after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode #34744989. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group’s website at www.weycogroup.com.

Weyco Group, Inc., designs and markets moderately priced and better-grade men’s branded footwear for casual, fashion, and dress lifestyles. The principal brands of shoes sold by the Company are Florsheim, Nunn Bush and Stacy Adams. The Company also operates a small number of retail stores in the United States and Europe.

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group’s filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information contact:

John Wittkowske
Senior VP and CFO
Weyco Group, Inc.
414-908-1880

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS (Unaudited)
For the three and nine months ended September 30, 2007 and 2006

	Three Months ended September 30,		Nine Months ended September 30,
	2007	2006	2007	2006
NET SALES	$58,162,778	$56,084,718	$170,391,645	$160,484,367

COST OF SALES	36,345,977	35,484,325	106,830,085	101,391,210
Gross earnings	21,816,801	20,600,393	63,561,560	59,093,157

SELLING AND ADMINISTRATIVE EXPENSES	13,897,896	12,744,934	41,057,321	37,547,263
Earnings from operations.	7,918,905	7,855,459	22,504,239	21,545,894

INTEREST INCOME.	566,611	488,670	1,628,915	1,468,378

INTEREST EXPENSE	(79,546)	(145,271)	(287,690)	(442,565)

OTHER INCOME (EXPENSE), net.	3,118	(5,720)	7,364	(2,248)
Earnings before provision for
income taxes.	8,409,088	8,193,138	23,852,828	22,569,459

PROVISION FOR INCOME TAXES	3,075,000	3,025,000	8,775,000	8,450,000

Net earnings.	$5,334,088	$5,168,138	$15,077,828	$14,119,459

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	11,521,515	11,675,238	11,583,700	11,621,084
Diluted.	11,973,467	12,098,045	12,036,286	12,031,126

EARNINGS PER SHARE
Basic.	$.46	$.44	$1.30	$1.21
Diluted.	$.45	$.43	$1.25	$1.17

CASH DIVIDENDS PER SHARE	$.11	$.09	$.31	$.25

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

	September 30,	December 31,
	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,423,770	$15,314,140
Marketable securities, at amortized cost	2,499,012	1,600,871
Accounts receivable, net	38,089,137	30,641,632
Inventories	45,307,078	51,000,849
Deferred income tax benefits.	705,027	949,109
Prepaid expenses and other current assets.	1,166,362	1,715,859
Total current assets	95,190,386	101,222,460
MARKETABLE SECURITIES, at amortized cost	44,759,685	40,361,296
OTHER ASSETS	9,094,678	8,725,346
PLANT AND EQUIPMENT, net	28,730,355	28,445,900
TRADEMARK	10,867,969	10,867,969
	$188,643,073	$189,622,971
LIABILITIES & SHAREHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Short-term borrowings	$5,528,380	$10,957,518
Accounts payable.	8,768,857	12,398,740
Dividend payable	1,270,875	1,054,354
Accrued liabilities.	9,310,892	8,430,267
Accrued income taxes	849,330	72,907
Total current liabilities	25,728,334	32,913,786
LONG-TERM PENSION LIABILITY	7,015,883	6,620,842
DEFERRED INCOME TAX LIABILITIES	1,834,695	1,915,869
SHAREHOLDERS’ INVESTMENT:
Common stock.	11,553,410	9,129,256
Class B common stock.	--	2,585,087
Capital in excess of par value.	10,584,871	7,576,096
Reinvested earnings.	137,249,323	134,264,076
Accumulated other comprehensive loss	(5,323,443)	(5,382,041)
Total shareholders investment	154,064,161	148,172,474
	$188,643,073	$189,622,971

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
For the nine months ended September 30, 2007 and 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$15,077,828	$14,119,459
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	1,856,953	1,604,725
Amortization	65,185	54,613
Deferred income taxes	(16,092)	147,891
Stock-based compensation	218,214	--
Pension contribution	--	(1,000,000)
Pension expense	1,008,339	894,753
Gain on sale of assets	--	13
Increase in cash surrender value of life insurance.	(388,890)	(376,605)
Changes in operating assets and liabilities -
Accounts receivable	(7,447,505)	(7,142,029)
Inventories	5,693,771	(8,491,320)
Prepaids and other current assets	569,055	617,670
Accounts payable.	(3,629,883)	(3,934,596)
Accrued liabilities and other	464,053	1,333,778
Accrued income taxes	803,423	(650,978)
Net cash provided by (used for) operating activities	14,274,451	(2,822,626)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(6,243,754)	(17,813,020)
Proceeds from maturities of marketable securities	882,039	6,112,114
Purchase of plant and equipment	(2,162,536)	(2,245,677)
Proceeds from sales of plant and equipment	62,000	996
Net cash used for investing activities	(7,462,251)	(13,945,587)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(3,384,870)	(2,665,206)
Shares purchased and retired.	(8,856,879)	(3,124,644)
Proceeds from stock options exercised.	1,847,220	1,828,579
Net (repayments) draws under revolving credit agreement	(5,429,138)	2,050,062
Income tax benefit from the exercise of stock options	1,121,097	1,198,462
Net cash used for financing activities	(14,702,570)	(712,747)
Net decrease in cash and cash equivalents	(7,890,370)	(17,480,960)

CASH AND CASH EQUIVALENTS at beginning of period.	$15,314,140	$22,780,913

CASH AND CASH EQUIVALENTS at end of period.	$7,423,770	$5,299,953

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$6,897,595	$7,638,064
Interest paid.	$319,649	$443,781